EXHIBIT 10.3

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

This Confidential Separation Agreement and General Release (“Agreement”) is made and entered into this  28  day of June, 2006, by and between SFBC International, Inc. (“Company”) and Gregory B. Holmes (“Executive”) (collectively referred to as the “Parties”).

WHEREAS, Executive has been employed by Company pursuant to that certain Employment Agreement dated May 20, 2005 (“Employment Agreement”);

WHEREAS, the Company and Executive have mutually agreed that Executive will voluntarily resign from his employment with the Company without Good Reason, as defined in the Employment Agreement, as well as his position as Director and any other position with or relating to the Company, effective June 20, 2006 (“Separation Date”), in accordance with the terms and conditions set forth in this Agreement;

IT IS HEREBY AGREED, by and between Executive and Company, as follows:

1.

In consideration of Executive’s execution of this Agreement, Executive’s agreement to be legally bound by its terms, and Executive’s undertakings as set forth herein, Company agrees as follows:

(a)

Company will continue to pay Executive monthly severance payments of fifty thousand dollars ($50,000), less applicable deductions and withholdings, for a period of eighteen (18) months from the Separation Date (the “Severance Period”), in accordance with the Company’s normal payroll cycle, but in no event less than once monthly.  Notwithstanding any provision to the contrary in this Agreement, no severance payment under this Paragraph 1 will actually be made to Executive prior to the earlier of (i) January 2, 2007, which is more than six (6)-month from the date of Executive’s “separation from service” (as such term is defined in Treasury Regulations issued under Internal Revenue Code Section 409A), which should be coincidental with the Executive’s Separation Date hereunder, or (ii) the date of Executive’s death.  Such deferral period is required under Internal Revenue Code Section 409A(a)(2) as result of Executive’s status as a key employee for purposes of that statutory provision. Upon the expiration of such deferral period, all severance payments deferred during that period shall be paid to Executive in a lump sum, and any remaining severance payments due under this Paragraph 1 will be paid in accordance with the normal payment dates specified for them herein.

(b)

If Executive elects health insurance coverage under COBRA, Company will pay for the employer’s portion of the premium for a total of one (1) year following the Separation Date, after which time all costs will be paid by Executive.

(c)

Company will accelerate the vesting of 11,935 shares of restricted stock previously awarded but unvested, which shall become vested upon the Separation Date.  Such restricted stock shall in all other respects be subject to the applicable plans, grants or agreements.  Notwithstanding any provision to the contrary in this Agreement, the issuance of the restricted stock will not be made to Executive prior to the earlier of (i) January 2, 2007 which is more than six (6)-month from the date of Executive’s “separation from service” (as such term is defined in Treasury Regulations issued under Internal Revenue Code Section 409A), which should be coincidental with the Executive’s Separation Date hereunder, or (ii) the date of Executive’s death.  Such deferral period is required under Internal Revenue Code Section 409A(a)(2) as result of Executive’s status as a key employee for purposes of that statutory provision.  Any other unvested stock options or restricted stock units as of the Separation Date shall be forfeited.

(d)

Company will reimburse Executive’s legal fees incurred in connection with the review and negotiation of this Agreement upon providing appropriate invoices evidencing the same; provided such amount shall not exceed five thousand dollars ($5,000).

(e)

Notwithstanding subparagraph (a) above, upon a “Change of Control” of the Company, any remaining unpaid severance payments set forth in paragraph (a) above shall be accelerated and paid in one lump sum upon the earlier of: (i) January 2, 2007; and (ii) the closing date of a transaction constituting a “Change of Control”.  For purposes hereof, a “Change of Control” shall mean any transaction pursuant to which any entity or person not now an executive officer or director of the Company becomes either individually or as part of a group (required to file a Schedule 13D or 13G with the Securities & Exchange Commission) the beneficial ownership of fifty percent (50%) or more of the Company’s common stock

2.

Executive retains the right to exercise any vested but unexercised stock options for a period of ninety (90) days from the Separation Date, in accordance with the applicable stock option plans, grants or agreements.

3.

Executive acknowledges that the benefits described in Paragraph 1 above are not required to be paid by any previous agreements (including but not limited to the Employment Agreement), policies, practices and/or procedures.  Thus, Executive represents, warrants and agrees that he is receiving consideration pursuant to this Agreement beyond that to which he is otherwise entitled.

4.

Executive, on behalf of himself, his heirs, executors, administrators, and/or assigns, does hereby RELEASE AND FOREVER DISCHARGE SFBC International, Inc., together with its parents, subsidiaries, affiliates, partners, joint ventures, predecessor and successor corporations and business entities, past, present and future, and its and their agents, directors, officers, employees, shareholders, investors, insurers and reinsurers, representatives, attorneys, and employee benefit plans (and the trustees or other individuals affiliated with such plans) past, present and future (collectively, the “Releasees”), of and from any and all legally waivable causes of action, suits, debts, complaints, claims and demands whatsoever in law or in equity, whether known or unknown, suspected or unsuspected, which Executive, or his heirs, executors, administrators, and/or assigns, ever had or now has against each or any of the Releasees (other than any claims arising in connection with the enforcement of this Agreement), from the beginning of time to the date of execution of this Agreement, including, without limitation, any and all claims relating to Executive’s employment with Company or the conclusion of that employment, including, without limitation, claims under the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act of 1964, Section 1981 of the Civil Rights Act of 1870, the Americans with Disabilities Act, the Executive Retirement Income Security Act, the Occupational Safety and Health Act, Family and Medical Leave Act, the Florida Civil Rights Act of 1992, the Miami-Dade County Equal Opportunity Ordinance, the Florida Private Whistleblower Act, the Florida Wage Discrimination Law, the Florida Equal Pay Law, the retaliation provisions of the Florida Workers’ Compensation Law, the New Jersey Law Against Discrimination, the New Jersey Conscientious Executive Protection Act, the New Jersey Family Leave Act, the New Jersey Wage Payment Law, the New Jersey Wage and Hour Law, and any and all other applicable federal, state or local constitutional, statutory or common law claims, now or hereafter recognized, including but not limited to, any claim for severance pay, bonus pay, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit or disability, or any claims for economic loss, compensatory damages, punitive damages, liquidated damages, attorneys’ fees, expenses and costs.

5.

In consideration for executing this Agreement, the Executive hereby covenants and agrees that the terms contained in Paragraphs 7, 8 and 11 of the Employment Agreement,

regarding Non-Competition, Non-Solicitation, and Non-Disclosure of Confidential Information, and Inventions, Ideas, Processes and Designs are hereby incorporated into this Agreement as if set forth in full herein, except that Paragraph 7 of the Employment Agreement is hereby modified such that the duties and obligations contained within Paragraph 7 of the Employment Agreement shall remain in effect during the Severance Period.  Executive expressly agrees that the character, duration, and geographical scope of the non-competition, non-solicitation, and non-disclosure provisions set forth in Paragraphs 7 and 8 of the Employment Agreement are reasonable in light of the circumstances as they exist on the effective date of this Agreement.  Executive agrees that the Company will or would suffer irreparable injury if Executive were to violate any provision incorporated into this Paragraph 5 and that the Company would by reason of such violation be entitled to injunctive relief in a court of appropriate jurisdiction.  If it is determined by a court of competent jurisdiction in any state that any restriction incorporated into this Paragraph 5 is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the Parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by law.

6.

Executive hereby agrees and recognizes that his employment relationship with the Company has been permanently and irrevocably severed by his resignation as of the Separation Date, and that neither the Company nor the Releasees have any obligation, contractual or otherwise, to hire, rehire or re-employ Executive in the future.  By executing this release, Executive hereby resigns as Director of the Company, and all other positions he may hold in the Company or any of its affiliates or subsidiaries (as an officer or otherwise).  Executive further hereby agrees to sign such other letters or agreements acknowledging his resignation as the Company may reasonably request.

7.

Executive represents that he does not have any notices, complaints, applications, lawsuits, claims, or charges pending against any of the Releasees.  This Agreement is expressly conditioned and contingent on the truth of Executive’s representations in this Agreement.

8.

Executive agrees and acknowledges that this Agreement is not, and shall not be construed to be, an admission of any violation of any federal, state or local statute, ordinance or regulation, or of any duty owed by Releasees to Executive, or of any wrongdoing to Executive by Releasees.

9.

Executive confirms that he has returned any and all documents, data, materials and other property of Company that he has ever had in his possession, custody, or control.  Notwithstanding the foregoing, Executive shall be permitted to purchase the laptop computer used by Executive prior to the Separation Date for fair market value (currently $300); provided, however, that all proprietary materials and software (including licensed software) shall be removed from the computer.  Executive further confirms that he has cancelled all accounts for his benefit, if any, in the Company’s name, including but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts.

10.

Except as set forth herein, Executive agrees not to make written or oral statements about the Company or Releasees that are negative or disparaging.  In addition, the Company agrees not to make written or oral statements about Executive external to the Releasees that are negative or disparaging.  Nothing in this Paragraph shall preclude the Parties from communicating or testifying truthfully to the extent expressly required or protected by law, or by the proper inquiry of a state or federal governmental agency, or by a subpoena to testify issued by a court of competent jurisdiction, or in any action to challenge or enforce the terms of this Agreement.

11.

Executive acknowledges that he will be deemed an affiliate under SEC Rule 144 promulgated under the Securities Act of 1933, as amended, for a period of three (3) months from the date of the Separation Date, and will remain subject to the Company's insider trading policy until the later of: (i) the Company's public release of its financial statements for the quarter ended June 30, 2006; or (ii) Executive is no longer in possession of material non-public information.  Executive also hereby acknowledges and agrees that, notwithstanding the Company's policies, Executive understands that he will remain subject to all federal and state securities laws and regulations.

12.

Executive shall make himself available at reasonable times (not to exceed more than eight (8) hours per week or twenty (20) hours per month) unless additional compensation is provided by the Company) without further compensation to cooperate with the Company and its attorneys and answer any questions from Company and its attorneys regarding his employment with Company, his former duties during such employment, or any knowledge or information he obtained during his employment with Company.  Such cooperation shall include but not be limited to cooperation in connection with pending litigation, threatened litigation, investigation of claims, investigations by governmental agencies, providing information to, or testifying at deposition, trial, arbitration or other proceeding or otherwise assisting in any litigation, arbitration or other proceeding brought by or against the Company, or any investigation or proceeding brought by any federal or state regulatory or law enforcement agency or legislative body or testifying or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud or any rule or regulation of the Securities and Exchange.

13.

This Agreement constitutes the entire agreement between Executive and Company with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, including the Employment Agreement (except for those portions expressly incorporated into this Agreement), relating to the subject matter hereof.  Executive acknowledges that neither the Company, the Releasees, nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, other than the express written representations herein.  Executive agrees that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement signed by both Executive and Company.

14.

If any provision of this Agreement or the application thereof is held invalid, with the exception of Paragraphs 4 or 5, the invalidity shall not affect other provisions or applications of the Agreement which can be given their intended effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

15.

This Agreement is made and entered into in the State of Florida and shall be interpreted, enforced and governed under the law of that State without regard to applicable conflicts of laws principles.

16.

This Agreement shall be binding upon Executive and upon his heirs, representatives, executors, administrators, successors and assigns, and shall inure to the benefit of Company and others released in this Agreement, and to their respective heirs, representatives, executors, administrators, successors and assigns.

17.

Executive further certifies and acknowledges that:

(a)

Executive has read the terms of this Agreement and understands its terms and effects, including the fact that he has agreed to RELEASE AND FOREVER DISCHARGE the Releasees from any cause of action (other than any claims arising in connection with the enforcement of this Agreement), including any claim arising out of his employment relationship with the Company, the terms and conditions of that employment relationship, and the conclusion of that employment relationship;

(b)

Executive has signed this Agreement voluntarily and knowingly in exchange for the consideration described herein, which Executive acknowledges is adequate and satisfactory;

(c)

the payments, benefits, promises and undertakings performed, and to be performed, as set forth herein exceed and are greater than the payments and benefits, if any, to which Executive would have been entitled had he not executed this Agreement;

(d)

Releasees have advised Executive, through this document, to consult with an attorney concerning this Agreement prior to signing this Agreement;

(e)

Executive has been informed that he has the right to consider this Agreement for a period of twenty-one (21) days from receipt prior to entering into this Agreement and Executive has signed on the date indicated below after concluding that the Agreement is satisfactory; and

(f)

Executive may revoke the Agreement within seven (7) days after signing it.  Revocation must be made by sending a written notice of revocation to Mr. John Hamill, via overnight mail, certified mail or by hand delivery.  This Agreement will not be binding or enforceable until the expiration of this seven (7) day period.  The expiration of such revocation period will be the effective date of this Agreement.  If Executive revokes this Agreement, it will not become binding or effective, and Executive will not receive the benefits set forth in Paragraph 1 of this Agreement.

IN WITNESS WHEREOF, and intending to be legally bound hereby, Executive and Company hereby execute the foregoing Confidential Separation Agreement  and General Release.

GERGORY B. HOLMES /s/ Gregory B. Holmes Gregory B. Holmes	SFBC INTERNATIONAL, INC. /s/ Jeffrey P. McMullen By: Jeffrey P. McMullen Title: President and Chief Executive Officer